UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2007

BIODEL INC.
 (Exact name of registrant as specified in its charter)

Commission File Number 001-33451

Delaware	90-0136863
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
6 Christopher Columbus Avenue Danbury, Connecticut	06810
(Address of principal executive offices)	(Zip code)

(203) 798-3600
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On June 30, 2007, Biodel Inc. (the “Company”) and Dr. Andreas Pfuetzner, the Company’s Chief Medical Officer, entered into an amendment and restatement, effective as of June 5, 2007, of the Consulting Agreement between the Company and Dr. Pfuetzner. Under the amended and restated Consulting Agreement (the “Restated Consulting Agreement”), Dr. Pfuetzner will continue to provide consulting services to the Company in connection with the research and development of its product candidates. The Restated Consulting Agreement provides for an initial term ending on June 5, 2009, which will be automatically renewed for successive one-year terms unless the Restated Consulting Agreement is terminated by either party on prior written notice in accordance with its terms. The Restated Consulting Agreement also provides for the payment by the Company to Dr. Pfuetzner of a non-refundable retainer of $150,000 per annum for the two-year period commencing June 5, 2007. $100,000 of the first installment of $150,000 was paid on July 3, 2007 and the remaining $50,000 was paid on July 13, 2007. The second installment of $150,000 will be payable within ten days after receipt by the Company of an invoice from Dr. Pfuetzner on or after June 5, 2008. The Restated Consulting Agreement continues to provide for compensation of $2,000 for each full business day Dr. Pfuetzner devotes to the performance of his services, which will be credited against the retainer. If the retainer is exhausted, any excess compensation will be paid within ten days after receipt by the Company of an invoice from Dr. Pfuetzner.

        The foregoing description is qualified in its entirety by reference to the full text of the Restated Consulting Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 (a) (b) (c) (d)	Financial Statements and Exhibits. Financial Statements of Businesses Acquired. Pro Forma Financial Information. Shell Company Transactions. Exhibits.	Not Applicable. Not Applicable. Not Applicable.

Exhibit No. 10.1	Description Amended and Restated Consulting Agreement effective June 5, 2007, between the Company and Dr. Andreas Pfuetzner.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2007	BIODEL INC. By: /s/ F. Scott Reding F. Scott Reding, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Consulting Agreement effective June 5, 2007, between the Company and Dr. Andreas Pfuetzner.

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